BRITISH
COLUMBIA

Number: BC1166724

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that DRONE ACQUISITION CORP. changed its name to DRAGANFLY INC. on August 15, 2019 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On August 15, 2019

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE